Exhibit 5.4

May 5, 2020

TransDigm Inc.
1301 East 9th Street, Suite 3000
Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc. Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:
We have acted as Connecticut counsel to HarcoSemco LLC, a Connecticut limited liability company (“HarcoSemco”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $2,650,000,000 aggregate principal amount of new registered 5.500% Senior Subordinated Notes due 2027 (the “Exchange Notes”) of TransDigm Inc., a Delaware corporation (the “Company”), for an equal aggregate principal amount of unregistered 5.500% Senior Subordinated Notes due 2027 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of November 13, 2019 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the (i) Company, (ii) TransDigm Group Incorporated, a Delaware corporation and the other guarantors thereto (including HarcoSemco), and (iii) The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the guarantors (including HarcoSemco). The following agreements and other related documents have been examined (items (a) through (f), inclusive, are referred to herein, collectively, as the “Transaction Documents”):
(a)    an executed copy of the Indenture;
(b)    a copy of the Articles of Organization, as amended, of HarcoSemco certified by the Secretary of State of the State of Connecticut on April 7, 2020 and certified to us by an officer of HarcoSemco as being complete and correct and in full force and effect as of the date of the Indenture and as of the date hereof (the “Articles of Organization”);
(c)    a copy of the First Amended and Restated Limited Liability Company Agreement of HarcoSemco certified to us by an officer of HarcoSemco as being complete and correct and in full force and effect as of the date of the Indenture and as of the date hereof (the “LLC Agreement”);

TransDigm Inc.
May 5, 2020

(d)    a written consent of the sole member of HarcoSemco delivered to us in connection with this opinion letter;
(e)    a copy of a certificate, dated April 28, 2020, of the Secretary of State of the State of Connecticut as to the legal existence of HarcoSemco in the State of Connecticut as of such date (the “Certificate of Legal Existence”); and
(f)    a copy of the resolutions of the managing member of HarcoSemco certified to us by an officer of HarcoSemco as being complete and correct and in full force and effect as of the date hereof.
The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Connecticut. To the extent that any of the Transaction Documents provides that it is to be governed by the laws of a jurisdiction other than the State of Connecticut, the opinions set forth herein are given as if such document provides that it is to be governed by the laws of the State of Connecticut, other than its choice of law rules. We have assumed for the purposes of this opinion letter that the parties’ choice of law will be respected, and accordingly we express no opinion as to the choice of law rules or other laws that any tribunal may apply to the transactions referred to in this opinion letter.
We have examined the Transaction Documents, and have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of HarcoSemco, certificates of public officials and of officers and other representatives of HarcoSemco and such other documents and instruments, and have made such other examinations, as we have deemed necessary or appropriate to enable us to render the opinions set forth herein. As to certain questions of fact material to our opinions, we have relied upon the representations and warranties in the Transaction Documents and upon said certificates, copies of which are being delivered to you herewith, and we have made no independent investigation of such matters.
In rendering the opinions set forth below, we have assumed, among other things, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures, and the legal capacity of natural persons. We were not present at the signing of the Transaction Documents and have relied with your approval upon a review of a photocopy or facsimile of the signature pages. We have also assumed that each entity, other than HarcoSemco, that is a party to any of the Transaction Documents had, on the date thereof, all requisite capacity, power and authority and has taken all actions necessary to enter into the Transaction Documents to which it is a party or by which it is bound, to the extent necessary to make the Transaction Documents enforceable against it, and that the Transaction Documents are enforceable against each of the parties thereto, other than HarcoSemco. Further, we have assumed that HarcoSemco will not in the future take any discretionary action (including a decision not to act) permitted under any Transaction Document that would result in a violation of law or cause a breach or default under any Transaction Document or court or administrative order, writ, judgment or decree that names HarcoSemco and is specifically directed to it or its property.

TransDigm Inc.
May 5, 2020

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is our opinion that:
1.    Based solely upon the Certificate of Legal Existence, HarcoSemco is legally existing as a limited liability company under the laws of the State of Connecticut.
2.    As of the date of the Indenture, HarcoSemco had the limited liability company power to enter into the Indenture and, as of the date hereof, HarcoSemco has the limited liability company power to perform its obligations under the Indenture.
3.    HarcoSemco’s execution, delivery and performance of the Indenture has been duly authorized by all necessary limited liability company action of HarcoSemco.
4.    The execution and delivery by HarcoSemco on the date of the Indenture did not, and the performance by HarcoSemco of its obligations thereunder as of the date hereof, does not (a) violate or contravene any law of the State of Connecticut which is applicable to HarcoSemco or (b) violate the Articles of Organization or the LLC Agreement.
The foregoing opinions are subject to the following qualifications:
(a)    The enforceability against HarcoSemco of the rights and remedies provided in the Transaction Documents is subject to the effect of (i) statutory and other laws regarding bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws now or hereafter in effect affecting the rights and remedies of creditors generally; (ii) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (iii) general rules of contract law with respect to matters such as the adequacy of consideration, the election of remedies, the limits of severability, mutuality of obligations and opportunity to cure.
(b)    We express no opinion as to the enforceability of any waiver, disclaimer, limitation of liability, release or legal or equitable discharge of any defense, provision for liquidated damages, consent to jurisdiction or venue, or provision releasing or indemnifying a party against liability for its own wrongful or negligent acts.
(c)    We express no opinion with respect to the federal securities laws or the “blue sky” or securities laws of any other jurisdiction.
(d)    We express no opinion upon any matter other than the opinions explicitly set forth in the numbered paragraphs above, and such opinions shall not be interpreted to be an implied opinion upon any other matter.
Except as specifically provided herein, this opinion letter speaks only as of the date hereof. We express no opinion herein regarding the effect that any future event or change in circumstances would have on the opinions expressed herein, and we disclaim any obligation to advise you of, or to update this opinion letter in connection with, any change in circumstances or any change in applicable law, or the interpretation thereof, after the date hereof. Any such

TransDigm Inc.
May 5, 2020

change in circumstances or in any applicable law, or the interpretation thereof, or in any information or assumptions upon which we have relied, or any inaccuracy of such information or assumptions, could affect the opinions expressed herein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement filed today and any amendment thereto to be filed in connection with the Exchange Offer. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

[Remainder of Page Intentionally Left Blank. Signature Follows.]
Very truly yours,

/s/ Shipman & Goodwin LLP

Shipman & Goodwin LLP